United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Stereotaxis, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

85916J102
(CUSIP Number)

March 7, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[Check one]

☐  Rule 13d-1(b)

☒  Rule 13d-1(c)

☐  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85916J102	SCHEDULE 13G	Page 1 of 27

1	NAMES OF REPORTING PERSONS Middleton McNeil Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 797
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 797
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 797 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 2 of 27

1	NAMES OF REPORTING PERSONS Sanderling Ventures Management V
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 2,724
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,724
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,724 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 3 of 27

1	NAMES OF REPORTING PERSONS Sanderling VI Beteiligungs GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 17,318
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 17,318
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,318 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 4 of 27

1	NAMES OF REPORTING PERSONS Sanderling VI Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 20,634
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 20,634
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,634 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 5 of 27

1	NAMES OF REPORTING PERSONS Sanderling Ventures Management VI
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 6,149
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 6,149
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,149 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 6 of 27

1	NAMES OF REPORTING PERSONS Sanderling IV Biomedical Co-Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 542,238
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 542,238
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,238 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 7 of 27

1	NAMES OF REPORTING PERSONS Sanderling Venture Partners IV Co-Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 224,515
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 224,515 Please see Attachment A
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 224,515 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 8 of 27

1	NAMES OF REPORTING PERSONS Sanderling Venture Partners V Co-Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 702,407
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 702,407
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 702,407 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 9 of 27

1	NAMES OF REPORTING PERSONS Sanderling V Beteiligungs GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 114,536
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 114,536 Please see Attachment A
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,536 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 10 of 27

1	NAMES OF REPORTING PERSONS Sanderling V Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 123,572
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 123,572
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 123,572 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 11 of 27

1	NAMES OF REPORTING PERSONS Sanderling V Biomedical Co-Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 412,018
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 412,018
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 412,018 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 12 of 27

1	NAMES OF REPORTING PERSONS Sanderling Venture Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 781,351
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 781,351
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 781,351 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 13 of 27

1	NAMES OF REPORTING PERSONS Sanderling Management 401(k) Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 15,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 15,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 14 of 27

1	NAMES OF REPORTING PERSONS Sanderling Venture Partners VI Co-Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 894,848
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 894,848
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 894,848 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 85916J102	SCHEDULE 13G	Page 15 of 27

1	NAMES OF REPORTING PERSONS Fred A. Middleton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 227,086
	6	SHARED VOTING POWER 3,858,107
	7	SOLE DISPOSITIVE POWER 227,086
	8	SHARED DISPOSITIVE POWER 3,858,107
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,085,193 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.0% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 16 of 27

1	NAMES OF REPORTING PERSONS Robert G. McNeil
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 60,173
	6	SHARED VOTING POWER 3,858,107
	7	SOLE DISPOSITIVE POWER 60,173
	8	SHARED DISPOSITIVE POWER 3,858,107
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,918,280 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.5% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 17 of 27

1	NAMES OF REPORTING PERSONS Timothy C. Mills
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 90,277
	6	SHARED VOTING POWER 2,294,206
	7	SOLE DISPOSITIVE POWER 90,277
	8	SHARED DISPOSITIVE POWER 2,294,206
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,384,483 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 18 of 27

1	NAMES OF REPORTING PERSONS Timothy J. Wollaeger
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,294,206
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,294,206
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,294,206 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 19 of 27

1	NAMES OF REPORTING PERSONS Paul A. Grayson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY United States of America
4	CITIZENSHIP OR PLACE OR ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 938,949
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 938,949
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 938,949 Please see Attachment A
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5% Please see Attachment A
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 85916J102	SCHEDULE 13G	Page 20 of 27

Item 1.

(a)	Name of issuer:

Stereotaxis, Inc.

(b)	Address of issuer’s principal executive offices:

4320 Forest Park Avenue, Suite 100 St. Louis, MO 63108

Item 2.

(a)	Name of person filing:

Middleton McNeil Retirement Trust

Sanderling Ventures Management V

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Ventures Management VI

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Limited Partnership

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners II, L.P.

Sanderling Management 401(k) Plan

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Fred A. Middleton

Robert G. McNeil

Timothy C. Mills

Timothy J. Wollaeger

Paul A. Grayson

The foregoing persons, sometimes collectively referred to herein as the “Reporting Persons,” have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit A (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

(b)	Address of principal business office or, if none, residence:

c/o Sanderling Ventures 400 South El Camino Real Suite 1200 San Mateo, California 94402-1708

(c)	Citizenship:

Middleton McNeil Retirement Trust                                                       California

Sanderling Ventures Management V                                                      California

Sanderling VI Beteiligungs GmbH & Co. KG                                         Germany

Sanderling VI Limited Partnership                                                           Cayman Islands

Sanderling Ventures Management VI                                                     California

Sanderling IV Biomedical Co-Investment Fund, L.P.                                                       California

Sanderling Venture Partners IV Co-Investment Fund, L.P.                  California

Sanderling Venture Partners V Co-Investment Fund, L.P.                   California

Sanderling V Beteiligungs GmbH & Co. KG                                           Germany

Sanderling V Limited Partnership                                                             Cayman Islands

CUSIP No. 85916J102	SCHEDULE 13G	Page 21 of 27

Sanderling V Biomedical Co-Investment Fund, L.P.                    California

Sanderling Venture Partners II, L.P.                                                California

Sanderling Management 401(k) Plan                                              California

Sanderling Venture Partners VI Co-Investment Fund, L.P.         California

Fred A. Middleton                                                                             United States of America

Robert G. McNeil                                                                               United States of America

Timothy C. Mills                                                                                United States of America

Timothy J. Wollaeger                                                                         United States of America

Paul A. Grayson                                                                                  United States of America

(d)	Title of class of securities:

Common Stock, par value $0.001 per share, of Stereotaxis, Inc.

(e)	CUSIP No.:

85916J102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Middleton McNeil Retirement Trust                                              797

Sanderling Ventures Management V                                              2,724

Sanderling VI Beteiligungs GmbH & Co. KG                                 17,318

Sanderling VI Limited Partnership                                                   20,634

Sanderling Ventures Management VI                                             6,149

Sanderling IV Biomedical Co-Investment Fund, L.P.                    542,238

Sanderling Venture Partners IV Co-Investment Fund, L.P.          224,515

Sanderling Venture Partners V Co-Investment Fund, L.P.            702,407

Sanderling V Beteiligungs GmbH & Co. KG                                    114,536

Sanderling V Limited Partnership                                                      123,572

Sanderling V Biomedical Co-Investment Fund, L.P.                      412,018

CUSIP No. 85916J102	SCHEDULE 13G	Page 22 of 27

Sanderling Venture Partners II, L.P.                                                  781,351

Sanderling Management 401(k) Plan                                                15,000

Sanderling Venture Partners VI Co-Investment Fund, L.P.          894,848

Fred A. Middleton                                                                              4,085,913

Robert G. McNeil                                                                                3,918,280

Timothy C. Mills                                                                                 2,384,483

Timothy J. Wollaeger                                                                        2,294,206

Paul A. Grayson                                                                                  938,949

(b)	Percent of class:

Middleton McNeil Retirement Trust                                              0.0%

Sanderling Ventures Management V                                             0.0%

Sanderling VI Beteiligungs GmbH & Co. KG                                0.0%

Sanderling VI Limited Partnership                                                  0.1%

Sanderling Ventures Management VI                                           0.0%

Sanderling IV Biomedical Co-Investment Fund, L.P.                  1.5%

Sanderling Venture Partners IV Co-Investment Fund, L.P.        0.6%

Sanderling Venture Partners V Co-Investment Fund, L.P.         1.9%

Sanderling V Beteiligungs GmbH & Co. KG                                 0.3%

Sanderling V Limited Partnership                                                   0.3%

Sanderling V Biomedical Co-Investment Fund, L.P.                   1.1%

Sanderling Venture Partners II, L.P.                                              2.1%

Sanderling Management 401(k) Plan                                             0.0%

Sanderling Venture Partners VI Co-Investment Fund, L.P.       2.4%

Fred A. Middleton                                                                           11.0%

Robert G. McNeil                                                                             10.5%

Timothy C. Mills                                                                               6.4%

Timothy J. Wollaeger                                                                       6.2%

Paul A. Grayson                                                                               2.5%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

Middleton McNeil Retirement Trust                                              797

Sanderling Ventures Management V                                              2,724

Sanderling VI Beteiligungs GmbH & Co. KG                                 17,318

Sanderling VI Limited Partnership                                                   20,634

Sanderling Ventures Management VI                                             6,149

Sanderling IV Biomedical Co-Investment Fund, L.P.                    542,238

Sanderling Venture Partners IV Co-Investment Fund, L.P.          224,515

Sanderling Venture Partners V Co-Investment Fund, L.P.            702,407

Sanderling V Beteiligungs GmbH & Co. KG                                    114,536

Sanderling V Limited Partnership                                                      123,572

Sanderling V Biomedical Co-Investment Fund, L.P.                      412,018

Sanderling Venture Partners II, L.P.                                                  781,351

Sanderling Management 401(k) Plan                                                15,000

Sanderling Venture Partners VI Co-Investment Fund, L.P.          894,848

Fred A. Middleton                                                                              227,086

Robert G. McNeil                                                                                60,173

Timothy C. Mills                                                                                 90,277

Timothy J. Wollaeger                                                                         0

Paul A. Grayson                                                                                  0

CUSIP No. 85916J102	SCHEDULE 13G	Page 23 of 27

(ii) Shared power to vote or to direct the vote:

Middleton McNeil Retirement Trust                                              0

Sanderling Ventures Management V                                             0

Sanderling VI Beteiligungs GmbH & Co. KG                                0

Sanderling VI Limited Partnership                                                  0

Sanderling Ventures Management VI                                           0

Sanderling IV Biomedical Co-Investment Fund, L.P.                  0

Sanderling Venture Partners IV Co-Investment Fund, L.P.        0

Sanderling Venture Partners V Co-Investment Fund, L.P.         0

Sanderling V Beteiligungs GmbH & Co. KG                                 0

Sanderling V Limited Partnership                                                   0

Sanderling V Biomedical Co-Investment Fund, L.P.                   0

Sanderling Venture Partners II, L.P.                                              0

Sanderling Management 401(k) Plan                                             0

Sanderling Venture Partners VI Co-Investment Fund, L.P.       0

Fred A. Middleton                                                                           3,858,107

Robert G. McNeil                                                                             3,858,107

Timothy C. Mills                                                                               2,294,206

Timothy J. Wollaeger                                                                       2,294,206

Paul A. Grayson                                                                               938,949

(iii) Sole power to dispose or to direct the disposition of:

Middleton McNeil Retirement Trust                                              797

Sanderling Ventures Management V                                              2,724

Sanderling VI Beteiligungs GmbH & Co. KG                                 17,318

Sanderling VI Limited Partnership                                                   20,634

Sanderling Ventures Management VI                                             6,149

Sanderling IV Biomedical Co-Investment Fund, L.P.                    542,238

Sanderling Venture Partners IV Co-Investment Fund, L.P.          224,515

Sanderling Venture Partners V Co-Investment Fund, L.P.            702,407

Sanderling V Beteiligungs GmbH & Co. KG                                    114,536

Sanderling V Limited Partnership                                                      123,572

Sanderling V Biomedical Co-Investment Fund, L.P.                      412,018

Sanderling Venture Partners II, L.P.                                                  781,351

Sanderling Management 401(k) Plan                                                15,000

Sanderling Venture Partners VI Co-Investment Fund, L.P.          894,848

Fred A. Middleton                                                                              227,086

Robert G. McNeil                                                                                60,173

Timothy C. Mills                                                                                 90,277

Timothy J. Wollaeger                                                                         0

Paul A. Grayson                                                                                  0

(iv) Shared power to dispose or to direct the disposition of:

Middleton McNeil Retirement Trust                                              0

Sanderling Ventures Management V                                             0

Sanderling VI Beteiligungs GmbH & Co. KG                                0

Sanderling VI Limited Partnership                                                  0

Sanderling Ventures Management VI                                           0

Sanderling IV Biomedical Co-Investment Fund, L.P.                  0

Sanderling Venture Partners IV Co-Investment Fund, L.P.        0

Sanderling Venture Partners V Co-Investment Fund, L.P.         0

Sanderling V Beteiligungs GmbH & Co. KG                                 0

Sanderling V Limited Partnership                                                   0

Sanderling V Biomedical Co-Investment Fund, L.P.                   0

Sanderling Venture Partners II, L.P.                                              0

Sanderling Management 401(k) Plan                                             0

CUSIP No. 85916J102	SCHEDULE 13G	Page 24 of 27

Sanderling Venture Partners VI Co-Investment Fund, L.P. 0 Fred A. Middleton 3,858,107 Robert G. McNeil 3,858,107 Timothy C. Mills 2,294,206 Timothy J. Wollaeger 2,294,206 Paul A. Grayson 938,949

Item 5.

Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following.        ☐

Item 6.

Ownership of More than Five Percent on Behalf of Another Person. If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable

Item 8.

Identification and Classification of Members of the Group. If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable

Item 9.

Notice of Dissolution of Group. Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed. If required, by members of the group, in their individual capacity. See Item 5.

Not applicable

Item 10.	Certifications.

Not applicable

CUSIP No. 85916J102	SCHEDULE 13G	Page 25 of 27

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008

Middleton McNeil Retirement Trust

Sanderling Ventures Management V

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Ventures Management VI

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Limited Partnership

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners II, L.P.

Sanderling Management 401(k) Plan

Sanderling Venture Partners VI Co-Investment Fund, L.P.

By:	/s/ Fred A. Middleton
Fred A. Middelton
General Partner

/s/ Fred A. Middleton

Fred A. Middleton

/s/ Robert G. McNeil

Robert G. McNeil

/s/ Timothy C. Mills

Timothy C. Mills

/s/ Timothy J. Wollaeger

Timothy J. Wollaeger

/s/ Paul A. Grayson

Paul A. Grayson

CUSIP No. 85916J102	SCHEDULE 13G	Page 26 of 27

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: March 14, 2008

Middleton McNeil Retirement Trust

Sanderling Ventures Management V

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Ventures Management VI

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Limited Partnership

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling Venture Partners II, L.P.

Sanderling Management 401(k) Plan

Sanderling Venture Partners VI Co-Investment Fund, L.P.

By:	/s/ Fred A. Middleton
Fred A. Middelton
General Partner

/s/ Fred A. Middleton

Fred A. Middleton

/s/ Robert G. McNeil

Robert G. McNeil

/s/ Timothy C. Mills

Timothy C. Mills

/s/ Timothy J. Wollaeger

Timothy J. Wollaeger

/s/ Paul A. Grayson

Paul A. Grayson

CUSIP No. 85916J102	SCHEDULE 13G	Page 27 of 27

Attachment A

Middleton-McNeil Associates, L.P. is the general partner of Sanderling Venture Partners II, L.P. and has voting and dispositive authority over the shares owned by Sanderling Venture Partners II, L.P. Middleton-McNeil Associates, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil, L.P. is the general partner of Sanderling II Limited Partnership and has voting and dispositive authority over the shares owned by such entities. Middleton-McNeil, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, LLC is the general partner of Sanderling IV Biomedical Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by Sanderling IV Biomedical Co-Investment Fund, L.P. Middleton-McNeil Associates IV, LLC is managed by its members, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, L.P. is the general partner of Sanderling Venture Partners IV Co-Investment Fund, L.P. and has voting and dispositive power over the shares owned by Sanderling Venture Partners IV Co-Investment Fund, L.P. Middleton-McNeil Associates IV, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil & Mills Associates V, LLC is the Investment General Partner of Sanderling V Limited Partnership and Sanderling V Beteiligungs GmbH & Co. KG and the General Partner of Sanderling V Biomedical Co-Investment Fund, L.P. and Sanderling Venture Partners V Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by such entities. Middleton, McNeil & Mills Associates V, LLC is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management V is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills, and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management V, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management V. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management VI is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills, Timothy J. Wollaeger and Paul A. Grayson, the individuals who have invested under the d/b/a Sanderling Ventures Management VI, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management VI. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil, Mills & Associates, VI, LLC is the Investment General Partner of Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co. KG and Sanderling VI Limited Partnership and has voting and dispositive power over the shares owned by such entity. Sanderling Venture Partners VI Co-Investment Fund, L.P. is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills, Timothy J. Wollaeger and Paul A. Grayson. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

The Middleton McNeil Retirement Trust has voting and dispositive authority over the shares owned by such trust. The trust’s trustees are Fred A. Middleton and Robert G. McNeil, who manage the trust for the benefit of Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing trust, except to the extent of their proportionate pecuniary interests therein.